Exhibit 99.3

MarkWest Energy Partners, L.P.	Contact:	Frank Semple, Chairman, President & CEO
1515 Arapahoe Street		Nancy Buese, Senior VP and CFO
Tower 1, Suite 1600		Dan Campbell, VP of Finance & Treasurer
Denver, CO 80202	Phone:	(866) 858-0482
	E-mail:	investorrelations@markwest.com

MarkWest Energy Partners Announces Results of Tender Offer

for Its 8.75% Senior Notes due 2018 as of the Early Tender Date

DENVER—February 24, 2011— MarkWest Energy Partners, L.P. (NYSE: MWE) announced today that, as of 5:00 p.m., New York City time, on February 23, 2011 (the “Early Tender Date”), it has received tenders of approximately $165,500,000 aggregate principal amount of its outstanding 8.75% senior notes due 2018 (CUSIP No. 570506AH8) (the “Notes”), pursuant to MarkWest’s previously announced cash tender offer for the Notes (the “Offer”).

On February 9, 2011, MarkWest commenced the Offer for up to $125,000,000 aggregate principal amount (the “Tender Cap”) of Notes at a purchase price per $1,000 principal amount determined in accordance with the procedures of a modified “Dutch Auction” as more fully described in the Offer to Purchase, dated February 9, 2011 (as it may be amended or supplemented from time to time, the “Offer to Purchase”), and in the related letter of transmittal.  On February 23, 2011, MarkWest increased the Tender Cap to $170,000,000 aggregate principal amount of Notes, and it did not extend the Early Tender Date.

As of the Early Tender Date, according to the Depositary for the Offer, MarkWest received valid tenders from holders of approximately $165,500,000 aggregate principal amount of Notes at various bid prices within the acceptable bid price range of $1,090.00 to $1,115.00 per $1,000 principal amount.  This represents approximately 33% of the outstanding principal amount of Notes.  Holders who validly tendered and did not withdraw their Notes on or prior to the Early Tender Date, and whose Notes are purchased pursuant to the Offer, will be entitled to receive the total consideration payable under the Offer, which includes an “Early Tender Payment” of $30.00 for each $1,000 principal amount of Notes so purchased.

Pursuant to the Offer to Purchase, holders of Notes may tender their Notes after the Early Tender Date.  However, any such tender will not be entitled to receive the Early Tender Payment.

In connection with the increase of the Tender Cap, MarkWest did not extend the withdrawal date of 5:00 p.m., New York City time, on February 23, 2011 (the “Withdrawal Date”).  Since the Withdrawal Date has passed, previously tendered Notes can no longer be withdrawn, and holders who tender Notes after the Withdrawal Date will not have withdrawal rights.  The Offer will expire at 11:59 p.m., New York City time, on March 9, 2011, unless extended (the “Expiration Date”).

If the aggregate amount of Notes validly tendered and accepted for payment is greater than the Tender Cap, MarkWest will accept such Notes on a prorated basis as described in the Offer to Purchase.

Subject to and in accordance with applicable law, MarkWest reserves the right to amend, extend or terminate the Offer at any time prior to the Expiration Date.

The complete terms and conditions of the Offer are described in the Offer to Purchase, copies of which may be obtained from D.F. King & Co., Inc., the depositary and information agent for the Offer, at (800) 431-9643 (US toll free) or, for banks and brokers, (212) 269-5550. The Offer is subject to satisfaction or waiver of the conditions described in the Offer to Purchase, including a financing condition.

MarkWest has engaged Barclays Capital Inc. to act as the exclusive dealer manager in connection with the Offer.  Questions regarding the terms of the Offer may be directed to Barclays Capital Inc., Liability Management Group, at (212) 528-7581 (collect) and (800) 438-3242 (US toll-free).

This announcement is not an offer to purchase or a solicitation of an offer to purchase with respect to any securities.  The Offer is being made solely by the Offer to Purchase dated February 9, 2011.  The Offer is not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

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MarkWest Energy Partners, L.P. is a master limited partnership engaged in the gathering, transportation, and processing of natural gas; the transportation, fractionation, marketing, and storage of natural gas liquids; and the gathering and transportation of crude oil. MarkWest has extensive natural gas gathering, processing, and transmission operations in the southwest, Gulf Coast, and northeast regions of the United States, including the Marcellus Shale, and is the largest natural gas processor and fractionator in the Appalachian region.

This press release includes “forward-looking statements.”  All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements.  Actual results could vary significantly from those expressed or implied in such statements and are subject to a number of risks and uncertainties.  Although we believe that the expectations reflected in the forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct.  The forward-looking statements involve risks and uncertainties that affect our operations, financial performance, and other factors as discussed in our filings with the Securities and Exchange Commission.  Among the factors that could cause results to differ materially are those risks discussed in the periodic reports we file with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2009, and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2010.  You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, specifically those under the heading “Risk Factors.”  We do not undertake any duty to update any forward-looking statement except as required by law.